NEWS RELEASE

For Immediate Release		January 22, 2008

Contacts:	John K. Keach, Jr.	Mark T. Gorski
	Chairman	Executive Vice President
	Chief Executive Officer	Chief Financial Officer
	(812) 373-7816	(812) 373-7379

HOME FEDERAL BANCORP ANNOUNCES
2007 EARNINGS AND STOCK REPURCHASE PROGRAM

(Columbus, In) -- Home Federal Bancorp (the "Company") (NASDAQ: HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the “Bank”), today announced 2007 annual earnings of $6,123,000 or $1.72 diluted earnings per common share compared to $6,441,000 or $1.70 diluted earnings per common share a year earlier. Net income for 2007 included a pre-tax charge of $788,000 related to a separation agreement with a former executive vice president of the Bank and the Company, which was recorded in the first quarter. Excluding the impact of the charge related to the separation agreement, net income would have been $6,599,000 or $1.85 diluted earnings per share, representing an increase in net income for the year of $158,000 or 2.5% and an increase in diluted earnings per share of $0.15 or 8.8%. The Company had fourth quarter earnings of $1,642,000 or $0.47 diluted earnings per common share compared to $3,036,000 or $.81 diluted earnings per share a year earlier. The Company’s net income for the fourth quarter of 2006 included a pre-tax gain of $1,957,000 resulting from the sale of its mortgage servicing portfolio and the related mortgage servicing rights. Excluding the impact of the gain on the sale of the mortgage servicing portfolio, fourth quarter earnings for 2006 would have been $1,674,000 or $0.45 diluted earnings per common share. Total loans increased $25.2 million for the quarter and $67.6 million for the year. The growth in the loan portfolio was primarily the result of an increase in commercial and commercial mortgage loans to new and existing customers in our central Indiana markets which increased $31.8 million for the quarter and $97.4 million for the year. Chairman and CEO John Keach, Jr. stated, “We are pleased with the Company-wide sales and service efforts as we continue to add value to new and existing customer relationships throughout our central Indiana markets.” Executive Vice President and CFO Mark Gorski added, “Our investments in the commercial lending business and the brokerage business continue to add revenue and franchise value to the Company.”

Balance Sheet

Total assets were $908.8 million as of December 31, 2007, an increase of $4.3 million from December 31, 2006. Total loans increased $25.2 million for the quarter and $67.6 million for the year. The growth in the loan portfolio was primarily the result of an increase in commercial and commercial mortgage loans. Commercial and commercial mortgage loan growth was particularly strong in the fourth quarter with commercial loans increasing $14.3 million for the quarter and commercial mortgage loans increasing $17.5 million for the quarter resulting in total commercial and commercial mortgage loan growth of $31.8 million for the quarter. For 2007, commercial loans increased $55.8 million for the year and commercial mortgage loans increased $41.6 million for the year resulting in total commercial and commercial mortgage loan growth of $97.4 million for the year. The increase in commercial loans has been partially offset by a decrease in residential mortgage loans and other

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Home Federal Bancorp
2007 Earnings

consumer loans. Residential mortgage loans have decreased $23.5 million for the year as substantially all new mortgage loan originations are being sold in the secondary market. Other consumer loans have decreased $7.1 million for the year due primarily to a reduction in indirect automobile loans as the Bank discontinued the origination of indirect automobile loans during 2006.

Total premises and equipment decreased $1.6 million during 2007. In September, the Bank sold four retail branch buildings and entered into operating leases with the buyer. The gain on sale of these buildings, which totaled approximately $2.0 million, was deferred and will be amortized over the life of the leases. The proceeds from the sale will be used to fund commercial loan growth.

Total retail deposits increased $19.3 million for the quarter and decreased $5.2 million for the year. The increase in deposits during the quarter was due to an increase of $22.4 million in public fund interest checking account balances. Historically, public fund operating account balances have been inflated at year-end when compared to average balances in the same accounts during the year. During 2007, public fund interest checking account balances decreased $25.2 million while all other retail deposit categories in total increased $20.0 million including growth of $7.2 million in certificates of deposit and growth of $20.2 million in money market accounts.

Total FHLB borrowings increased $15.7 million for the quarter and $30.7 million for the year. The increase in FHLB borrowings during the quarter was used to fund strong commercial loan growth during the quarter while a portion of the year-to-date increase was used to offset a $13.2 million decrease in brokered deposits.

As of December 31, 2007, shareholders’ equity was $67.5 million. The decrease in shareholders’ equity of $3.8 million for the year was primarily the result of stock repurchases of 309,519 shares for $8.7 million. The return on average assets for the year was 0.70% while the return on average equity for the year was 8.88%. Excluding the impact of the charges associated with the separation agreement, the return on average assets for the year would have been 0.75% while the return on average equity would have been 9.57%.

Asset Quality

Provision for loan losses increased $255,000 to $572,000 for the fourth quarter and increased $511,000 to $1.4 million for the year. The increase in provision for loan losses was primarily due to increases in commercial loans as well as increases in non-performing loans. Net charge offs were $356,000 for the fourth quarter and $986,000 for the year. The net charge off ratio for 2007 was 0.14% compared to 0.15% for 2006. Non-performing assets to total assets increased to 1.29% at December 31, 2007 from 0.46% at December 31, 2006. Non-performing loans to total gross loans increased to 1.51% at December 31, 2007 from 0.54% at December 31, 2006. The increases in the non-performing loan and non-performing asset ratios during the year were primarily the result of two commercial loan relationships totaling approximately $6.1 million that were placed on non-accrual status during the year along with an increase in consumer loan delinquencies. The ratio of the allowance for loan losses to total loans was 0.93% at December 31, 2007 compared to 0.95% at December 31, 2006. In addition, the allowance for loan losses to non-performing loans was 61% as of December 31, 2007 compared to 176% at December 31, 2006.

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Home Federal Bancorp
2007 Earnings

Net Interest Income

Net interest income increased $180,000 or 2.7% to $6.9 million for the fourth quarter while annual net interest income increased $1.8 million or 7.1% to $27.5 million. Net interest margin for the fourth quarter of 2007 was 3.38%, which represented a decrease of 13 basis points compared to the third quarter of 2007. Net interest margin for 2007 was 3.45% compared to 3.29% for 2006 - a 16 basis point increase.

The increase in net interest margin for the year was primarily the result of a shift in composition of the balance sheet. Commercial and commercial real estate loans continue to replace lower yielding residential mortgage loans.

Non Interest Income

Non interest income decreased $1.7 million for the fourth quarter as during the fourth quarter of 2006, the Company recorded a gain of $1,957,000 related to the sale of mortgage servicing rights. Excluding this gain, non interest income would have increased $253,000 or 8.1% for the fourth quarter. For the year, non interest income increased $551,000 or 4.5%. Investment advisory services increased $161,000 or 48.8% for the fourth quarter and increased $511,000 or 37.5% for the year. During the third quarter, the Company acquired a book of business from an existing broker in the Bank’s current Indianapolis market area. Service fees on deposits accounts increased $49,000 or 3.0% for the fourth quarter and increased $450,000 or 7.4% for the year as the Bank implemented an enhanced overdraft privilege product during the second quarter of 2006. These increases were offset by the decrease in loan servicing income, which decreased $76,000 for the fourth quarter and $662,000 for the year. The Bank sold its mortgage servicing portfolio during the fourth quarter of 2006.

Non Interest Expenses

Non interest expenses increased $52,000 or 0.7% to $7.3 million for the fourth quarter and increased $1.9 million or 6.7% to $29.8 million for the year. Miscellaneous expenses for 2007 include expenses incurred pursuant to the separation agreement and a $200,000 write-down of the Bank’s former operations building, which was classified as held for sale. The write-down represented the entire remaining book value of the building. Excluding the impact of the separation agreement and the write-down of the building, non interest expenses increased $880,000 or 3.2% for the year. Compensation and employee benefits expense increased $526,000 or 3.3% for the year due to additional salary and incentive compensation expense for the new commercial lending and commercial credit staff in Indianapolis, additional brokerage commission costs resulting from increased revenue and normal annual salary increases. Miscellaneous expenses, excluding the charges associated with the building write-down and the separation agreement, increased $172,000 compared to 2006. The increase was primarily due to an increase of $143,000 in additional legal and accounting expenses which were incurred to address new proxy disclosure requirements and new accounting pronouncements.

Stock Repurchase Programs

In April 2007, the Board of Directors approved the twelfth repurchase, from time to time, on the open market of up to 5% of the Company’s outstanding shares of common stock, without par value (“Common Stock”), or 175,628 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. The Company repurchased 134,181 shares under the eleventh repurchase plan and 175,338 shares under the twelfth repurchase plan for a total of 309,519 shares

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Home Federal Bancorp
2007 Earnings

repurchased year to date. The Company had no shares remaining to be repurchased under this plan at December 31, 2007.

In January 2008, the Board of Directors approved the thirteenth repurchase, from time to time, on the open market of up to 5% of the Company’s outstanding shares of common stock, without par value (“Common Stock”), or 168,498 such shares.

Home Federal Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through 19 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

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HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share data)
	December 31,	December 31,
	2007	2006
Assets:
Cash and due from banks	$40,552	$106,063
Securities available for sale at fair value (amortized cost $62,551 and $57,421)	62,306	56,887
Securities held to maturity at amortized cost (fair value $1,558 and $1,628)	1,557	1,635
Loans held for sale (fair value $7,250 and $7,055)	7,112	6,925
Portfolio loans:
Commercial loans	207,590	151,781
Commercial mortgage loans	269,035	227,433
Residential mortgage loans	142,481	166,003
Second & home equity loans	103,560	102,713
Other consumer loans	27,345	34,483
Unearned income	(165)	(153)
Total portfolio loans	749,846	682,260
Allowance for loan losses	(6,972)	(6,598)
Portfolio loans, net	742,874	675,662

Premises and equipment	15,599	17,232
Accrued interest receivable	4,670	4,679
Goodwill	1,875	1,695
Other assets	32,261	33,689
TOTAL ASSETS	$908,806	$904,467

Liabilities:
Deposits:
Demand	$69,728	$72,804
Interest checking	103,624	129,025
Savings	37,513	41,710
Money market	185,803	165,605
Certificates of deposit	301,146	293,914
Retail deposits	697,814	703,058
Brokered deposits	9,174	22,357
Public fund certificates	563	1,744
Wholesale deposits	9,737	24,101
Total deposits	707,551	727,159

FHLB Borrowings	99,349	68,667
Short term borrowings	20	-
Junior subordinated debt	15,464	15,464
Accrued taxes, interest and expense	2,981	4,462
Other liabilities	15,987	17,434
Total liabilities	841,352	833,186

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: None
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,369,965 and 3,610,218	20,305	17,081
Retained earnings, restricted	48,089	55,137
Accumulated other comprehensive loss, net	(940)	(937)
Total shareholders' equity	67,454	71,281
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$908,806	$904,467

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HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(in thousands, except share data)
	Three Months Ended		Year to Date
	December 31,		December 31,
Interest income:	2007	2006	2007	2006
Short term investments	$199	$656	$1,116	$1,163
Securities	693	718	2,688	4,246
Commercial loans	3,791	3,066	14,538	10,015
Commercial mortgage loans	4,503	3,924	16,766	14,312
Residential mortgage loans	2,478	2,754	10,471	10,939
Second and home equity loans	1,836	1,907	7,342	7,021
Other consumer loans	544	690	2,280	2,659
Total interest income	14,044	13,715	55,201	50,355

Interest expense:
Checking and savings accounts	463	710	1,761	1,592
Money market accounts	1,611	1,454	5,869	4,982
Certificates of deposit	3,592	3,260	14,317	11,343
Total interest on retail deposits	5,666	5,424	21,947	17,917

Brokered deposits	113	282	665	1,118
Public funds	6	58	47	344
Total interest on wholesale deposits	119	340	712	1,462
Total interest on deposits	5,785	5,764	22,659	19,379

FHLB borrowings	1,054	933	3,884	4,284
Other borrowings	0	0	8	5
Long term debt	0	0	0	650
Junior subordinated debt	286	279	1,110	326
Total interest expense	7,125	6,976	27,661	24,644

Net interest income	6,919	6,739	27,540	25,711
Provision for loan losses	572	317	1,361	850
Net interest income after provision for loan losses	6,347	6,422	26,179	24,861

Non interest income:
Gain on sale of loans	390	365	1,497	1,430
Gain (loss) on sale of securities	0	0	0	(1,956)
Gain on sale of mortgage servicing rights	0	1,957	0	1,957
Investment advisory services	491	330	1,874	1,363
Service fees on deposit accounts	1,692	1,643	6,574	6,124
Loan servicing income, net of impairments	145	221	571	1,233
Miscellaneous	669	575	2,338	2,152
Total non interest income	3,387	5,091	12,854	12,303

Non interest expenses:
Compensation and employee benefits	4,129	4,170	16,426	15,900
Occupancy and equipment	1,070	1,001	4,086	3,908
Service bureau expense	414	375	1,637	1,506
Marketing	268	178	1,141	1,268
Miscellaneous	1,435	1,540	6,484	5,324
Total non interest expenses	7,316	7,264	29,774	27,906

Income before income taxes	2,418	4,249	9,259	9,258
Income tax provision	776	1,213	3,136	2,817
Net Income	$1,642	$3,036	$6,123	$6,441

Basic earnings per common share	$0.48	$0.83	$1.75	$1.74
Diluted earnings per common share	$0.47	$0.81	$1.72	$1.70

Basic weighted average number of shares	3,433,670	3,642,868	3,492,615	3,707,325
Dilutive weighted average number of shares	3,473,101	3,728,933	3,560,603	3,788,556
Dividends per share	$0.200	$0.200	$0.800	$0.788

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Supplemental Data:	Three Months Ended		Year to Date
(unaudited)	December 31,		December 31,
	2007	2006	2007	2006
Weighted average interest rate earned
on total interest-earning assets	6.86%	6.80%	6.91%	6.45%
Weighted average cost of total
interest-bearing liabilities	3.52%	3.51%	3.53%	3.21%
Interest rate spread during period	3.34%	3.29%	3.38%	3.24%

Net interest margin
(net interest income divided by average
interest-earning assets on annualized basis)	3.38%	3.34%	3.45%	3.29%
Total interest income divided by average
total assets (on annualized basis)	6.33%	6.20%	6.31%	5.84%
Total interest expense divided by
average total assets (on annualized basis)	3.18%	3.13%	3.16%	2.86%
Net interest income divided by average
total assets (on annualized basis)	3.12%	3.04%	3.15%	2.98%

Return on assets (net income divided by
average total assets on annualized basis)	0.74%	1.37%	0.70%	0.75%
Return on equity (net income divided by
average total equity on annualized basis)	9.58%	17.03%	8.88%	9.00%

	December 31,	December 31,
	2007	2006

Book value per share outstanding	$20.02	$19.74

Nonperforming Assets:
Loans: Non-accrual	$10,516	$2,852
Past due 90 days or more	64	459
Restructured	874	440
Total nonperforming loans	11,454	3,751
Real estate owned, net	286	416
Other repossessed assets, net	25	20
Total Nonperforming Assets	$11,765	$4,187

Nonperforming assets divided by total assets	1.29%	0.46%
Nonperforming loans divided by total loans	1.51%	0.54%

Balance in Allowance for Loan Losses	$6,972	$6,598

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